UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________________________

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CNO Financial Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization) 11825 North Pennsylvania Street Carmel, Indiana (Address of principal executive offices)	75-3108137 (I.R.S. Employer Identification No.) 46032 (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of Each Class to be so Registered Preferred Share Purchase Rights	Name of Each Exchange on Which Each Class is to be Registered New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. [ ]

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. [ ]

Securities Act registration statement or Regulation A offering statement file number to which the form relates: N/A (if applicable).

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

EXPLANATORY NOTE

This Form 8-A/A is being filed to update the description of preferred share purchase rights of CNO Financial Group, Inc. (the “Company”), which were previously registered under the Securities Exchange Act of 1934, as amended, pursuant to the Company’s Form 8-A/A filed on November 12, 2020 (the “Amended Registration Statement”), which amended the Company’s Form 8-A/A filed on October 4, 2017, which amended the Company’s Form 8-A/A filed on November 13, 2014, which amended the Company’s Form 8-A/A filed on December 6, 2011, which amended the original Form 8-A filed on January 20, 2009 (the “Original Registration Statement”).

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 of the Amended Registration Statement is hereby amended by incorporating by reference into this Form 8-A/A the content of Item 1.01 of the Current Report on Form 8-K of the Company filed on November 13, 2023. Such Form 8-K describes the Fifth Amended and Restated Section 382 Rights Agreement, dated as of November 10, 2023 (the “Amended Rights Agreement”), between the Company and Equiniti Trust Company, LLC, successor to American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”), that amends and restates that certain Section 382 Rights Agreement, dated as of January 20, 2009, between the Company and the Rights Agent, described in the Original Registration Statement, as amended and restated by that certain Amended and Restated Section 382 Rights Agreement, dated as of December 6, 2011, between the Company and the Rights Agent, described in the Company’s Form 8-A/A filed on December 6, 2011, as further amended and restated by that certain Second Amended and Restated Section 382 Rights Agreement, dated as of November 13, 2014, between the Company and the Rights Agent, described in the Company’s Form 8-A/A filed on November 13, 2014, as further amended and restated by that certain Third Amended and Restated Section 382 Rights Agreement, dated as of October 3, 2017, between the Company and the Rights Agent, described in the Company’s Form 8-A/A filed on October 4, 2017, and as further amended and restated by that certain Fourth Amended and Restated Section 382 Rights Agreement, dated as of November 12, 2020, between the Company and the Rights Agent, described in the Company’s Form 8-A/A filed on November 12, 2020. The Amended Rights Agreement shall become effective on November 13, 2023. A copy of the Amended Rights Agreement is attached hereto as Exhibit 4.1 and is incorporated by reference herein.

Item 2. Exhibits.

Exhibit No.	Description
3.1
Certificate of Designations of Series F Junior Participating Preferred Stock of CNO Financial Group, Inc. (incorporated by reference to Exhibit 3.1 of CNO Financial Group, Inc.’s Current Report on Form 8-K, filed with the SEC on November 13, 2023).

3.2
Certificate of Elimination of Series E Junior Participating Preferred Stock of CNO Financial Group, Inc. (incorporated by reference to Exhibit 3.2 of CNO Financial Group, Inc.’s Current Report on Form 8-K, filed with the SEC on November 13, 2023).

4.1
Fifth Amended and Restated Section 382 Rights Agreement, dated as of November 10, 2023, between CNO Financial Group, Inc. and Equiniti Trust Company, LLC, as rights agent, which includes the Certificate of Designations for the Series F Junior Participating Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 of CNO Financial Group, Inc.’s Current Report on Form 8-K, filed with the SEC on November 13, 2023).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CNO Financial Group, Inc.

Date: November 13, 2023
	By:	/s/ Paul H. McDonough
Paul H. McDonough
Chief Financial Officer

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